EXHIBIT 1.1

24,265,000 Shares

SUNSTONE HOTEL INVESTORS, INC.

COMMON STOCK, PAR VALUE $0.01 PER SHARE

UNDERWRITING AGREEMENT

October     , 2004

October     , 2004

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

World Financial Center

North Tower, 10th Floor

New York, New York 10080

Morgan Stanley & Co. Incorporated

1585 Broadway Street

New York, New York 10036

Ladies and Gentlemen:

Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), proposes to issue and sell to the several Underwriters named in Schedule I hereto (the “Underwriters”), for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as Representatives (the “Representatives”), 21,100,000 shares (the “Firm Shares”) of its common stock, par value $0.01 per share (“Common Stock”). The Company also proposes to issue and sell to the several Underwriters not more than an additional 3,165,000 shares of its Common Stock (the “Additional Shares”), if and to the extent that you, as Representatives of the offering, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares of common stock granted to the Underwriters in Section 2 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.” To the extent there are no additional Underwriters listed on Schedule I hereto other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-11 (File No. 333-117141), including a prospectus, relating to the Shares. The registration statement as amended at the time it becomes effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement.” The prospectus in the form first used to confirm sales of Shares is hereinafter referred to as the “Prospectus.” If the Company has filed an abbreviated registration statement to register additional shares of Common Stock pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement.

As part of the offering contemplated by this Agreement, Citigroup Global Markets Inc. has agreed to reserve out of the Shares set forth opposite its name on Schedule I hereto, up to              shares, for sale to persons who are officers or employees of the Company or who are otherwise associated with the Company (collectively, the “Participants”), as set forth in the Prospectus under the heading “Underwriting” (the “Directed Share Program”). The Shares to be sold by Citigroup Global Markets Inc. pursuant to the Directed Share Program (the “Directed Shares”) will be sold by Citigroup Global Markets Inc. pursuant to this Agreement at the public offering price. Any Directed Shares not orally confirmed for purchase by any Participants by 8:00 A.M. New York City time on the business day following the date on which this Agreement is executed will be offered to the public by Citigroup Global Markets Inc. as set forth in the Prospectus.

1. Representations and Warranties. Each of the Company and Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”) represents and warrants, jointly and severally, to and agrees with each of the Underwriters that:

(a)	The Registration Statement has become effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement has been issued; and no proceedings for such purpose have been instituted or are pending before or, to the Company’s knowledge, threatened by the Commission.

(b)	(i) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, and (iii) the Prospectus, any wrapper or supplement or other materials prepared in connection with the Directed Shares and any prospectus wrapper material distributed to residents of Canada at the time of the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement or the Prospectus or any amendment thereof or supplement thereto based upon information relating to any Underwriter furnished to the Company in writing by or on behalf of such Underwriter through you expressly for use therein.

(c)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland, with the corporate power and authority to own its properties and conduct its business as described in the Prospectus. The Company is duly qualified to do business as a foreign corporation in good standing in each jurisdiction (which jurisdictions are set forth on Exhibit A attached hereto) in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), business, earnings, properties, assets, results of operations or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(d)	Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X) (collectively, the “Significant Subsidiaries”), which includes, without limitation, the Operating Partnership, Sunstone Hotel TRS Lessee, Inc., a Delaware corporation, and Buy Efficient, L.L.C., a Delaware limited liability company, has been duly incorporated or organized and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation with the power and authority (corporate and otherwise) to own its properties and conduct its business as described in the Prospectus. Each of the Significant Subsidiaries is duly qualified to do business as a foreign corporation in good standing in each jurisdiction (which jurisdictions are set forth on Exhibit A attached hereto) in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

(e)	The authorized capital stock of the Company conforms in all material respects to the description thereof under “Description of Stock” as set forth in the Prospectus. As of the Closing Date (as defined below), the issued and outstanding capital stock of the Company, will be, in all material respects, as set forth in the Prospectus under “Capitalization.”

(f)

The shares of Common Stock outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, equities or claims. None of the shares of Common Stock of the Company outstanding prior to the issuance of the Shares was issued in violation of preemptive or other similar rights of any security holder in the Company.

(g)	The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, equities or claims and the issuance of such Shares will not be subject to any preemptive or similar rights. The certificates to be used to evidence the Shares will be in substantially the form filed as an exhibit to the Registration Statement and will, as of the Closing Date and any Additional Closing Date (each, as defined below), be in proper form and will comply in all material respects with all applicable legal requirements, the requirements of the charter and bylaws of the Company and the requirements of the New York Stock Exchange, Inc. (the “NYSE”).

(h)	All of the issued and outstanding shares of capital stock or other ownership interests of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and are non-assessable and will be owned directly or indirectly by the Company or the Operating Partnership (other than the membership interests (the “OP Units”) of the Operating Partnership issued to Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, WB Hotel Investors, LLC and Sunstone/WB Manhattan Beach, LLC (collectively, the “Contributing Entities”) in connection with the Formation and Structuring Transactions (as described in the Prospectus)), free and clear of all liens, encumbrances, equities or claims, other than in connection with certain indebtedness described in the Prospectus under the caption “Outstanding Indebtedness.”

(i)	Except for the shares of Common Stock reserved for issuance (A) upon conversion of the OP Units issued to the Contributing Entities in connection with the Formation and Structuring Transactions and (B) in connection with the Company’s 2004 long-term incentive plan and senior management incentive plan described in the Prospectus, no shares of Common Stock are reserved for any purpose; and except as described in clauses (A) and (B) of this paragraph (i), there are no outstanding (x) securities of the Company or any of its subsidiaries convertible into or exchangeable for any capital stock, partnership interests, membership interests or other equity interests, as the case may be, in the Company or any of its subsidiaries, (y) options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of Common Stock or any other securities of the Company, or (z) obligations of the Company or any of its subsidiaries to issue any such securities, options, rights or warrants, other than as may arise in connection with the Company’s exercise of its option to acquire the JW Marriott, Cherry Creek, Colorado as described in the Prospectus.

(j)	The shares of Common Stock issuable upon conversion of the OP Units have been duly and validly authorized by all necessary corporate action and such shares, when issued upon such conversion, will be duly and validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights and will be free and clear of all liens, encumbrances, equities or claims.

(k)	The OP Units issued and outstanding at the Closing Date (as defined below) have been duly authorized, and upon issuance, will be validly issued and fully paid and conform to the description thereof contained in the Prospectus in all material respects. None of the OP Units will be issued in violation of the preemptive or other similar rights of any securityholder in the Operating Partnership. There are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for OP Units or other securities of the Operating Partnership, other than as may arise in connection with the Company’s exercise of its option to acquire the JW Marriott, Cherry Creek, Colorado as described in the Prospectus.

(l)	The Company is the sole managing member of the Operating Partnership. At the Closing Date (as defined below), the limited liability company agreement of the Operating Partnership and the aggregate percentage interests of the Company and the members in the Operating Partnership will be as set forth in the Prospectus. Consistent with the disclosure in the Prospectus, to the extent that any portion of the over-allotment option is exercised, the Company will contribute the net proceeds from the sale of the Additional Shares to the Operating Partnership for a number of OP Units equal to the number of Additional Shares issued.

(m)	Except as disclosed in the Prospectus under “Prospectus Summary—The Offering” and “Certain Relationships and Related Transactions,” there are no persons with registration or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company or the Operating Partnership under the Securities Act.

(n)	Neither the Company nor any of its Significant Subsidiaries is in (i) violation of its organizational documents, or (ii) default (whether with or without the giving of notice or passage of time or both) in the performance or observance of any obligation, agreement, covenant or condition contained in any lease, indenture, mortgage, deed of trust, loan agreement, operating agreement, property management agreement, franchise agreement or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) to the extent that such default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(o)	The issuance and sale of the Shares to be sold by the Company and the compliance by the Company and the Operating Partnership with all of the provisions of this Agreement and the consummation of the Formation and Structuring Transactions (including, without limitation, the Structuring and Contribution Agreement dated as of July 2, 2004 (the “Contribution Agreement”), by and among the Operating Partnership, the Company, the Contributing Entities and Alter SHP, LLC) and all other transactions herein contemplated by the Company or the Operating Partnership do not and will not: (A) conflict with, or result in any breach of, or constitute a default under nor constitute any event which (with notice, lapse of time, or both) would constitute a breach of or default under (i) any provisions of the charter or bylaws or other organizational documents of the Company or any Significant Subsidiary, (ii) any provision of any license, lease, indenture, mortgage, deed of trust, loan, credit, operating agreement, property management agreement or other agreement or instrument to which any of them is a party or by which any of them or their respective properties or assets may be bound or affected, (iii) any law or regulation binding upon or applicable to the Company or any Significant Subsidiary or any of their respective properties or assets or (iv) any decree, judgment or order applicable to the Company or any Significant Subsidiary; or (B) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company or any Significant Subsidiary, except in each case described in clauses (A)(ii) through (iv) and (B) of this sentence for such conflicts, breaches, defaults and violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and in the case described in clause (B) of this sentence for liens, charges, claims and encumbrances in connection with certain indebtedness described in the Prospectus under the caption “Outstanding Indebtedness.”

(p)	Each of the Company and the Operating Partnership has the power and authority to enter into and perform this Agreement, and, to the extent that it is a party thereto, the Formation and Structuring Transactions, including, without limitation, the Contribution Agreement and the Financing Agreements (as defined below) and to consummate the transactions contemplated herein and therein.

(q)

(i) (x) this Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Representatives, is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and (y) the Contribution Agreement has been duly authorized, executed and delivered by the Company and the Operating Partnership and, to the knowledge of the Company, by each of the other parties thereto, and is the legally valid and binding obligation of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with its terms, except in each case described in clauses (x) and (y) above, as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by U.S. federal or state securities laws and public policy considerations in respect thereof; and (ii) at the Closing Date, (A) the employment agreements between the Company and each of Robert A. Alter, Jon D. Kline and Gary A. Stougaard, (B) the agreements between the

Company and each of its subsidiaries that is a party thereto and Citigroup Global Markets Inc., Citicorp North America, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc. with respect to the $150,000,000 senior secured revolving credit facility and the $75,000,000 subordinate term loan facility (the “Financing Agreements”), and (C) the Limited Liability Company Agreement of the Operating Partnership shall have been duly and validly authorized, executed and delivered by the Company and each of its subsidiaries that is a party thereto and, assuming the due authorization, execution and delivery by each of the other parties thereto, will be the legal and valid agreements of such parties, enforceable against such parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by U.S. federal or state securities laws and public policy considerations in respect thereof.

(r)	No consent, approval, authorization or order of, or filing, registration or qualification with, any governmental body or agency or body or any court is required for the execution, delivery, performance or consummation by each of the Company and the Operating Partnership of its obligations under this Agreement and the consummation of the Formation and Structuring Transactions (including, without limitation, the Contribution Agreement) except such consents, approvals, authorizations, orders, filings, qualifications or registration (i) as have been obtained and made under the Securities Act, (ii) as may be required by the securities or Blue Sky laws of the various states, (iii) as will be obtained or completed by the Closing Date and (iv) the absence of which would not have, or reasonably be expected to have, a Material Adverse Effect.

(s)	Neither the Company nor any Significant Subsidiary has sustained since the date of the latest audited financial statements included in the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus; and, since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been (i) any change in the capital stock or members’ equity, as applicable, or long-term debt of the Company or any of its subsidiaries or (ii) any Material Adverse Effect.

(t)	Upon consummation of the Formation and Structuring Transactions, the Company and its subsidiaries will have good and marketable title in fee simple to, or a valid leasehold interest in, all real property described in the Prospectus as owned by them (the “Company Properties”), and good and marketable title to all personal property owned by them (or to be owned upon the consummation of the Formation and Structuring Transactions) that are material to the business of the Company, in each case free and clear of all liens, encumbrances, security interests and defects except such as are described in the Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any Company Property, buildings and equipment held under lease by the Company and its subsidiaries and described in the Prospectus are held by them under valid, subsisting and enforceable leases (such leases, the “Company Leases”) with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries. Neither the Company nor any of its subsidiaries is in default under any of the Company Leases, relating to, or any of the mortgages or other security documents or other agreements encumbering or otherwise recorded against, the Company Properties that would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of any event, which but for the passage of time or the giving of notice, or both, would constitute a default under any of such documents or agreements that would reasonably be expected to have a Material Adverse Effect.

(u)	Upon completion of the Formation and Structuring Transactions, the Company or its subsidiaries will have either (i) an owner’s or leasehold title insurance policy, from a nationally recognized title insurance company licensed to issue such policy, on each Company Property located, as the case may be, by the Company or its subsidiaries, that insures the fee or leasehold interest, as the case may be, in the Company Properties, which policies include only commercially reasonable exceptions, and with coverage in amounts at least equal to amounts that are generally deemed in the Company’s industry to be commercially reasonable in the markets where the Company’s Properties are located, or (ii) one or more lender’s title insurance policies insuring the lien of the mortgages encumbering the Company Properties with coverage, in the aggregate, equal to the maximum aggregate principal amount of indebtedness incurred by the Company or its subsidiaries and secured by the Company Properties.

(v)	The Company and each of its subsidiaries is in compliance with all “property improvement plans” (“PIPs”) required by its franchisors, including any PIPs required as a result of the Formation and Structuring Transactions, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

(w)	Each of the Company Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Company Properties), except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has knowledge of any pending or threatened condemnation proceeding, zoning change or other proceeding or action that would reasonably be expected to have a Material Adverse Effect.

(x)	Each of the Company and its subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any U.S. federal, state or local law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, required in order to conduct its business as described in the Prospectus, except to the extent that any failure to have any such licenses, authorizations, consents or approvals, to make any such filings or to obtain any such authorizations, consents or approvals would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of, in default under, or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any U.S. federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any subsidiary that would reasonably be expected to have a Material Adverse Effect.

(y)	There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries or any of their respective officers or directors is a party or to which any of the properties of the Company or any of its subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not so described or any affiliate transactions, off-balance sheet transactions, statutes, regulations, contracts, licenses, agreements, leases or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not so described or filed as required.

(z)	Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(aa)	Neither the Company nor any of its subsidiaries is, or after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”).

(bb)	There are no actions, suits, proceedings, inquiries or investigations pending, or to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any of their respective officers or directors or to which the properties, assets or rights of any of such entity is subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency which would be reasonably be expected to result in a judgment, decree, award or order having a Material Adverse Effect, or an adverse effect on the consummation of the transactions contemplated by this Agreement or the Contribution Agreement.

(cc)	Each of the Company and its subsidiaries (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd)	There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ee)	The Company has obtained Phase I Environmental Audits with respect to the Company Properties and, except as otherwise disclosed in the Prospectus or in the Phase I Environmental Audits and except to an extent that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company has not received any notice of, and has no knowledge of, any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any U.S. federal, state or local environmental statute or regulation or under common law, pertaining to Hazardous Materials (as hereinafter defined) on or originating from any of the Company Property or arising out of the conduct of the Company, including without limitation a claim under or pursuant to any Environmental Statute (as hereinafter defined); and (ii) neither the Company Property is included nor, to the Company’s knowledge, is proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as hereinafter defined) by United States Environmental Protection Agency or, to the Company’s knowledge, proposed for inclusion on any similar list or inventory issued pursuant to any other Environmental Statute or issued by any other Governmental Authority (as hereinafter defined).

As used herein, “Hazardous Materials” shall include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, or related materials, asbestos or any hazardous material as defined by any U.S. federal, state or local environmental law, ordinance, rule or regulation including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801-1819, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901-6992K, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001-11050, the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2671, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136-136y, the Clean Air Act, 42 U.S.C. Sections 7401-7642, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251-1387, the Safe Drinking Water Act, 42 U.S.C. Sections 300f-330j-26, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651-678, as any of the above statutes may be amended from time to time, and in the regulations promulgated pursuant to each of the foregoing (individually, an “Environmental Statute”) or by any federal, state or local governmental authority having or claiming jurisdiction over the Company Properties and other assets described in the Prospectus (a “Governmental Authority”).

(ff)	Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus: (1) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (2) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (3) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries.

(gg)	The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material licenses, inventions, copyrights, know-how (including trade secrets and other confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, except such as the failure to own, possess or be able to acquire on reasonable terms would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(hh)	No material labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers or contractors which would reasonably be expected to have a Material Adverse Effect.

(ii)	The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the businesses in which they are engaged, and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except as described in the Prospectus.

(jj)	The Company and each of its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(kk)	The Contributing Entities and their respective subsidiaries have obtained all consents necessary to validly transfer their respective interests in each ground lease, franchise agreement, property management agreement, license agreement, indenture, mortgage, deed of trust, loan, credit, license, permit or other agreement or instrument to the Company and its subsidiaries, except to the extent that any failure to obtain any such consents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ll)	The Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and have been approved for listing on the NYSE, subject to official notice of issuance.

(mm)	The Company does not have, and does not anticipate incurring, any liabilities under the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

(nn)	The assets of the Company and its subsidiaries do not constitute “plan assets” of an ERISA regulated employee benefit plan.

(oo)	Ernst & Young LLP and PricewaterhouseCoopers LLP, the accountants who have certified the financial statements included in the Registration Statement, are independent registered public accountants as required by the Securities Act.

(pp)	The Company has, since its inception, been organized and operated, and as of the Closing Date and any Additional Closing Date (each, as defined below), as the case may be, will continue to be organized and to operate in a manner so as to qualify as a “real estate investment trust” (“REIT”) under the Code.

(qq)	The Company and each of its subsidiaries have accurately prepared and timely filed all federal, state and other tax returns and extensions (“Returns”) that are required to be filed by it and have paid or made provision for the payment of all taxes, assessments, governmental or other similar charges; all such Returns are true, correct and complete in all material respects; and all federal, state, county, local or foreign taxes, charges, fees, levies, fines, penalties or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority (including any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability), in each case, to the extent material (“Taxes”), shown in such Returns or on assessments received by the Company or any of its subsidiaries or otherwise due and payable or claimed to be due and payable by any Governmental Authority, have been paid, except for any such tax, charge, fee, levy, fine, penalty or other assessment that (i) is currently being contested in good faith, or (ii) would not have, or reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any Return, which Return has not since been filed. Neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns. No audits or other administrative proceedings or court proceedings are presently pending nor threatened against the Company or any of its subsidiaries with regard to any Taxes or Returns of the Company or any of its subsidiaries, and no taxing authority has notified the Company or any of its subsidiaries in writing that it intends to investigate its Tax affairs.

(rr)	The financial statements and schedules, including the notes thereto, filed with the Commission as a part of the Registration Statement and included in the Prospectus present fairly in all material respects the combined financial position of the entities presented therein, as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements and schedules have been prepared in conformed with accounting principles generally accepted in the United States applied on a consistent basis through the periods specified, except as may be expressly stated in the related notes thereto. No other financial statements or schedules are required to be included in the Registration Statement. The financial data set forth in the Prospectus under “Summary Historical and Pro Forma Financial and Operating Data,” “Selected Financial and Operating Data” and “Capitalization” present fairly in all material respects the information set forth therein on a basis consistent with that of the audited financial statements contained in the Registration Statement. The unaudited pro forma financial statements and the related notes thereto included in the Registration Statement have been prepared in accordance with the applicable requirements of the Securities Act and the regulations promulgated thereunder (including, without limitation, Rule 11-02 of Regulation S-X) and the guidelines of the Commission with respect to pro forma financial information and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments therein are appropriate to give effect to the transactions and circumstances referred to therein.

(ss)	The statistical and market-related data included in the Prospectus are based on or derived from sources which the Company believes to be reliable and accurate, and the Company has received any consents necessary to use such statistical and market-related data in the Prospectus.

(tt)	The Company has not taken and will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Stock or any other security of the Company to facilitate the sale or resale of the Shares.

(uu)	The Company has taken all necessary actions to ensure that, upon and at all times after the applicable compliance date under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), the Company and its subsidiaries and any of the officers and directors of the Company and any of its subsidiaries, in their capacities as such, will be in compliance in all material respects with the Sarbanes-Oxley Act including, without limitation, Section 402 related to loans and Sections 302 and 906 related to certificates, to the extent required.

(vv)	No relationship, direct or indirect, exists between or among any of the Company and/or the Contributing Entities, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company and/or the Contributing Entities, on the other hand, which is required pursuant to the Securities Act and the rules and regulations promulgated thereunder to be described in the Prospectus which is not so described.

(ww)	The Company has not sent or received any communication regarding termination of, or intent not to renew, any of the material contracts or agreements referred to, described in or filed as an exhibit to the Registration Statement, including, without limitation, any ground lease, franchise agreement or management agreement with respect to the Company Property, and no such termination or non-renewal has been threatened by the Company or, to the Company’s knowledge, any other party to such contract or agreement.

(xx)	Upon and at all times after the applicable compliance date under the Sarbanes-Oxley Act, the Company will maintain disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures will be designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures will be effective to perform the functions for which they were established; the Company’s auditors and the Audit Committee of the Company’s Board of Directors will be advised of: (i) any significant deficiencies in the design or operation of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting; any material weaknesses in internal control over financial reporting will be identified for the Company’s auditors.

(yy)	As of the Closing Date, (i) the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors of the Company will be “independent directors” within the meaning of the listing standards and rules of the NYSE and the Commission, (ii) all of the members of the Audit Committee will be financially literate within the meaning of the listing standards and rules of the NYSE and (iii) at least one member of the Audit Committee will be an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K.

(zz)	The Company will apply the net proceeds received from the sale of the Shares as set forth under “Use of Proceeds” in the Prospectus, and none of the proceeds received from the offering will be used to further any action in violation or contravention of the U.S.A. Patriot Act or otherwise violate or contravene the rules, regulations or policies of the U.S. Office of Foreign Assets Control.

(aaa)	Each of the Operating Partnership and any other subsidiary of the Company that is a partnership or a limited liability company has been property classified either as a partnership or as an entity disregarded as separate from the Company for U.S. federal income tax purposes throughout the period from its formation through the date hereof.

(bbb)	Except as disclosed in the Prospectus, there are no contracts, agreements or understandings between the Contributing Entities and any person that would give rise to a valid claim against the Company or any of its subsidiaries or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(ccc)	The Company solely determined, without any direct or indirect participation by the Underwriters, the persons who will purchase shares of Common Stock (including the amounts to be purchased by such persons) sold in the offering by the Underwriters pursuant to the Directed Share Program.

(ddd)	The issuance to the Contributing Entities of the OP Units of the Operating Partnership and the Common Stock of the Company in connection with the Formation and Structuring Transactions was exempt from the registration requirements under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities and blue sky laws, and will not be integrated with the Offering.

(eee)	The Formation and Structuring Transactions do not constitute a “roll-up” transaction subject to Subpart 900 of Regulation S-K.

(fff)	Immediately prior to the consummation of the offering of the Shares, the Formation and Structuring Transactions (other than the offering of the Shares) will have been completed.

Furthermore, the Company represents and warrants to Citigroup Global Markets Inc. that: (i) the Registration Statement, the Prospectus and any preliminary prospectus comply, and any further amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which the Prospectus or any preliminary prospectus, as amended or supplemented, if applicable, are distributed in connection with the Directed Share Program; and (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Directed Shares are offered outside the United States. The Company has not offered, or caused the Underwriters to offer, Shares to any person pursuant to the Directed Share Program with the specific intent to unlawfully influence (A) a customer or supplier of the Company or any of its subsidiaries to alter the customer’s or supplier’s level or type of business with the Company or any of its subsidiaries, or (B) a trade journalist or publication to write or publish favorable information about the Company or any of its subsidiaries or any of their respective products or services.

Any certificate signed by any officer of the Company or the managing member of the Operating Partnership and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Shares shall be deemed a representation and warranty by the Company

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective numbers of Firm Shares set forth in Schedule I hereto opposite its name (plus any additional number of Firm Shares which such Underwriter may become obligated to purchase pursuant to the provisions of Section 9 hereof) at $             a share (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase from the Company, severally and not jointly, up to 3,165,000 Additional Shares at the Purchase Price. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice of each election to exercise the option not later than 30 days after the date of this Agreement. Any exercise notice shall specify the aggregate number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the Closing Date for the Firm Shares nor later than ten business days after the date of such notice. Additional Shares may be purchased as provided in Section 4 hereof solely for the purpose of covering over-allotments made in connection with the offering of the Firm Shares. On each Additional Closing Date, if any, that Additional Shares are to be purchased, each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Additional Closing Date as the number of Firm Shares set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

The Company hereby agrees that, without the prior written consent of the Representatives, it will not, during the period ending 180 days after the date of the Prospectus: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than (A) as may arise in connection with the Company’s exercise of its option to acquire the JW Marriott, Cherry Creek, Colorado as described in the Prospectus, or (B) in connection with any issuances of OP units by the Operating Partnership in connection with the acquisition of hotels and related assets, provided that, in the case of (B) above, the recipient of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock shall enter into a lock-up agreement relating to such shares or securities for a period expiring no earlier than 180 days after the date of the Prospectus; (ii) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock (other than a registration statement on Form S-8); or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Shares to be sold hereunder.

3. Terms of Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Shares as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Company is further advised by you that the Shares are to be offered to the public initially at $             a share (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $             a share under the Public Offering Price, and that any Underwriter may allow, and such dealers may reallow, a concession, not in excess of $             a share, to any Underwriter or to certain other dealers.

4. Payment and Delivery. Payment for the Firm Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on                     , 2004, or at such other time on the same or such other date, not later than                     , 2004, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than                     , 2004, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Additional Closing Date.”

The Firm Shares and Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Additional Closing Date, as the case may be. The Firm Shares and Additional Shares shall be delivered to you on the Closing Date or an Additional Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriters duly paid, against payment of the Purchase Price therefor.

5. Conditions to the Underwriters’ Obligations. The obligations of the Company to sell the Shares to the Underwriters and the several obligations of the Underwriters to purchase and pay for the Shares on the Closing Date are subject to the condition that the Registration Statement shall have become effective not later than              (New York City time) on the date hereof.

The several obligations of the Underwriters are subject to the following further conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, since the respective dates as of which information is given in the Registration Statement and the Prospectus (in each case, exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), except as otherwise stated therein, (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating according any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act, (ii) there has not been any adverse change, or any development involving a prospective adverse change, in the condition, financial or otherwise, or in the earnings, assets, business affairs, business prospects, or operations of the Company and its subsidiaries, taken as a whole, or in the fee, ground lease, and mortgage interests, in the properties which the Company and its subsidiaries will own and/or operate as of the Closing Date, whether or not arising in the ordinary course of business, which would be material to the Company and its subsidiaries, taken as a whole; (iii) there have been no transactions or acquisitions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business which would reasonably be expected to be material to the Company and its subsidiaries, taken as a whole; (iv) there has been no dividend or distribution of any kind, declared, paid or made by the Company on any class of its capital stock; and (v) there has been no change in the capital stock of the Company or the OP Units of the Operating Partnership or any increase in indebtedness of Company or any of its subsidiaries or in the indebtedness encumbering the properties which the Company and its subsidiaries will own and/or operate as of the Closing Date, which would reasonably be expected to have a Material Adverse Effect.

(b) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Company, in their capacities as officers of the Company, which shall state that (i) the statements set forth in Section 5(a) above are true and correct as of the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date, (iii) the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened or are contemplated by the Commission.

Each officer signing and delivering such certificate may rely upon the best of his knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Closing Date an opinion of Venable LLP, special Maryland counsel for the Company, dated the Closing Date, the form of which is attached hereto as Exhibit B. The opinion of Venable LLP shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(d) The Underwriters shall have received on the Closing Date an opinion of Sullivan & Cromwell LLP, counsel for the Company, dated the Closing Date, the form of which is attached hereto as Exhibit C. The opinion of Sullivan & Cromwell LLP shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(e) The Underwriters shall have received on the Closing Date an opinion of O’Melveny & Myers LLP, counsel for the Underwriters, dated the Closing Date, in form and substance satisfactory to the Representatives

With respect to Sections 5(d) and (e) above, Sullivan & Cromwell LLP and O’Melveny & Myers LLP may state that their beliefs are based upon their participation in the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.

(f) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent registered public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(g) The Company shall have furnished to the Representatives an agreement in form of Exhibit D attached hereto (the “Lock-up Agreement”) from each (i) executive officer and director of the Company, (ii) 5% stockholder of the Company and (iii) Contributing Entity. Such Lock-up Agreements shall be in full force and effect on the Closing Date.

(h) At the Closing Date, the Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(i) The National Association of Securities Dealers, Inc. shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(j) On the Closing Date, counsel for the Underwriters shall have been furnished with such other documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Shares as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

(k) Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(l) The Company shall have, simultaneously with the closing of the offering, executed (A) a $150 million senior secured revolving credit facility and (B) a $75 million subordinate term loan facility with a syndicate of lenders led by Citigroup Global Markets Inc., Citicorp North America, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation and Morgan Senior Funding, Inc.

The several obligations of the Underwriters to purchase Additional Shares hereunder are subject to the delivery to you on the applicable Additional Closing Date of such documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares to be sold on such Additional Closing Date and other matters related to the issuance of such Additional Shares.

The Representatives may, in their sole discretion, waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters set forth herein.

6. Covenants of the Company. In further consideration of the agreements of the Underwriters herein contained, the Company covenants with each Underwriter as follows:

(a) To furnish to you, without charge, conformed copies of the Registration Statement (including exhibits thereto) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto) and to furnish to you in New York City, without charge, prior to 12:00 p.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c) below, as many copies of the Prospectus and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c) If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Shares may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with law.

(d) For so long as the delivery of a prospectus is required in connection with the offering or sale of the Shares; to provide you upon request with a copy of such reports and statements and other documents to be filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act during such period a reasonable amount of time prior to any proposed filing.

(e) To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(f) To make generally available to the Company’s security holders and to you as soon as practicable an earning statement covering the twelve-month period ending                     , 2005 that satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(g) To furnish to its stockholders within the time period required by the Commission an annual report (including a consolidated balance sheet and statements of income, stockholders’ equity and cash flow of the Company and its subsidiaries for such fiscal year, accompanied by a copy of the certificate or report thereon of nationally recognized independent certified public accountants).

(h) To apply the net proceeds from the sale of the Shares substantially in the manner set forth under the caption “Use of Proceeds” in the Prospectus.

(i) To maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock.

(j) To use its best efforts to meet the requirements to qualify, for the taxable year ending December 31, 2004, for taxation as a REIT under the Code.

(k) To effect the initial listing of the Common Stock (including the Shares) on the NYSE.

(l) To comply with all applicable securities and other applicable laws, rules and regulations, including, without limitation, the Sarbanes Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes Oxley Act.

(m) To take such steps as shall be necessary to ensure that neither the Company nor the Operating Partnership shall become an “investment company” as such term is defined under the Investment Company Act.

(n) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of the

Company’s obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Prospectus and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified; (ii) all costs and expenses related to the transfer and delivery of the Shares to the Underwriters, including any transfer or other taxes payable thereon; (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum; (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Shares by the National Association of Securities Dealers, Inc.; (v) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the Common Stock and all costs and expenses incident to listing the Shares on the NYSE and other national securities exchanges and foreign stock exchanges; (vi) the cost of printing certificates representing the Shares; (vii) the costs and charges of any transfer agent, registrar or depositary; (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, and travel and lodging expenses of the representatives and officers of the Company and any such consultants; (ix) the document production charges and expenses associated with printing this Agreement; (x) (A) all fees and disbursements of counsel incurred by the Underwriters in connection with the Directed Share Program, (B) all costs and expenses incurred by the Underwriters in connection with the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of copies of the Directed Share Program material and (C) all stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Directed Share Program; and (xi) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 7 entitled “Indemnity and Contribution,” and the last paragraph of Section 9 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

Furthermore, the Company covenants with Citigroup Global Markets Inc. that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Directed Shares are offered in connection with the Directed Share Program.

7. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or untrue statement or alleged omission based upon information relating to any underwriter furnished to the Company in writing by or on behalf of such Underwriter through you expressly for use therein.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by or on behalf of such Underwriter expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus or any amendments or supplements thereto. The Company acknowledges that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Shares and under the heading “Underwriting,” (ii) the list of Underwriters and their respective participation in the sale of the Shares, (iii) the sentences related to concessions and reallowances, and (iv) the paragraph related to stabilization, syndicate covering transactions and penalty bids in any preliminary prospectus and the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any preliminary prospectus or the Prospectus.

(c) The Company agrees to indemnify and hold harmless Citigroup Global Markets Inc., the directors, officers, employees and agents of Citigroup Global Markets Inc., and each person who controls Citigroup Global Markets Inc. within the meaning of the Securities Act or the Exchange Act (the “Citigroup Entities”), from and against any and all losses, claims, damages and liabilities to which they may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulations, at common law or otherwise (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the prospectus wrapper material prepared by or with the consent of the Company for distribution in foreign jurisdictions in connection with the Directed Share Program attached to the Prospectus or any preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, when considered in conjunction with the Prospectus or any applicable preliminary prospectus, not misleading; (ii) are caused by the failure of any Participant to pay for and accept delivery of the securities which, immediately following the Effective Date of the Registration Statement, were subject to a properly confirmed agreement to purchase; or (iii) are related to, arise out of, or are in connection with the Directed Share Program, except that this clause (iii) shall not apply to the extent that such loss, claim, damage or liability is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of the Citigroup Entities.

(d) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a), 7(b) or 7(c), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 7(a) and by the Company, in the case of parties indemnified pursuant to Section 7(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Notwithstanding anything contained herein to the contrary, if indemnity may be sought pursuant to Section 7(c) hereof in respect of such action or proceeding, then in addition to such separate firm for the indemnified parties, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate firm (in addition to any local counsel) for the Citigroup Entities for the defense of any losses, claims, damages and liabilities arising out of the Directed Share Program.

(e) To the extent the indemnification provided for in Section 7(a),7(b) or 7(c) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares or (ii) if the allocation provided by clause 7(e)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 7(e)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Shares (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the Shares. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective number of Shares they have purchased hereunder, and not joint.

(f) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(g) The indemnity and contribution provisions contained in this Section 7 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.

8. Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the American Stock Exchange, the Nasdaq National Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

9. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Additional Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Shares set forth opposite their respective names in Schedule I bears to the aggregate number of Firm Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Shares and the aggregate number of Firm Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Shares to be purchased, and arrangements satisfactory to you and the Company for the purchase of such Firm Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. If, on an Additional Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Shares and the aggregate number of Additional Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Shares to be purchased on such Additional Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Shares to be sold on such Additional Closing Date or (ii) purchase not less than the number of

Additional Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

10. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

11. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

12. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

[signature page follows]

Very truly yours,

SUNSTONE HOTEL INVESTORS, INC.

By:
Name:
Title:

Accepted as of the date hereof

Citigroup Global Markets Inc.

Merrill Lynch, Pierce Fenner & Smith
Incorporated

Morgan Stanley & Co. Incorporated

Acting severally on behalf of themselves and the several

Underwriters named in Schedule I hereto.

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:
Name:
Title:

MORGAN STANLEY & CO. INCORPORATED

By:
Name:
Title:

S-1

SCHEDULE I

EXHIBIT A

[LIST OF GOOD STANDING JURISDICTIONS]

EXHIBIT B

[FORM OF OPINION OF VENABLE LLP]

EXHIBIT C

[FORM OF OPINION OF SULLIVAN & CROMWELL LLP]

EXHIBIT D

[FORM OF LOCK-UP AGREEMENT]